The Scotts Miracle-Gro Company NEWS

The Scotts Miracle-Gro Company Announces Appointment of
William G. Jurgensen to Board of Directors

MARYSVILLE, Ohio (May 6, 2009) – The Scotts Miracle-Gro Company (NYSE: SMG), the global leader in the consumer lawn and garden products category, announced that William G. Jurgensen has been named to its Board of Directors effective immediately. His appointment fills a vacancy on the Board.

Mr. Jurgensen served as chief executive officer of Nationwide Mutual Insurance Company and Nationwide Financial Services until February 19, 2009. Prior to his tenure there, he served as executive vice president of corporate and commercial banking at Bank One Corporation.

“Beyond leading a multi-billion dollar company in Central Ohio, Jerry has been a visionary for downtown Columbus, an insightful counselor on education and instrumental in many community projects,” said Jim Hagedorn, chairman and chief executive officer. “I look forward to having a member of the local business community available as a nearby advisor. Given his experience as a CEO of a large and complex company, we are fortunate to have Jerry join the Board. He will be an important contributor as an advocate for driving growth and shareholder value.”

Mr. Jurgensen resides in Columbus, Ohio. He received an MBA and a Bachelors degree from Creighton University in Omaha. He will serve on the Governance and Nominating Committee and the Innovation & Technology Committee of the Board, with a term that expires in 2011.

About ScottsMiracle-Gro

With nearly $3 billion in worldwide sales and more than 6,000 associates, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care, with products for professional horticulture as well. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro®, Ortho® and Smith & Hawken® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S. the Company operates Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligene® and Substral®. For additional information, visit us at www.scotts.com.

Media Contact
Keri Butler, Public Affairs
The Scotts Miracle-Gro Company
937.644.7410